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                                                            EXHIBIT 11


                              PART II - EXHIBIT 11
              COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
              ---------------------------------------------------

                                             Three Months Ended
                                                 September 30,
                                             ------------------
                                             1997         1996
                                             ----         ----
PRIMARY:

Net Income                                 $ 868,000    $ 393,000
                                           =========    =========


Average common shares outstanding          5,075,786    4,971,431

Shares which assume exercise of stock
 options reduced by the number of shares
 which could be purchased with proceeds
 from exercise of stock options at the
 average market price per share of common
 stock                                       130,910      178,675
                                           ---------     --------

Average common and common equivalent
 shares outstanding                        5,206,696(1) 5,150,106

                                           =========    =========
Primary earnings per share                   $  0.17      $  0.08
                                           =========    =========

FULLY DILUTED:

Net Income                                $  868,000   $  393,000
                                          ==========   ==========


Average common shares outstanding          5,075,786    4,971,431

Shares which assume exercise of stock
  options reduced by the number
  of shares which could be purchased
  with proceeds from exercise of
  stock options at the quarter ending
  market price per share of common
  stock, if higher                           132,971      203,679
                                         -----------  -----------

Average common and common equivalent
  shares outstanding                       5,208,757(1) 5,175,110(1)
                                         ===========    =========


Fully diluted earnings per share             $ 0.17        $ 0.08
                                        ===========     =========


 (1) This calculation is submitted in accordance with Item 601(b) 11 of Regulation S-K although not required by APB Opinion No. 15 because the options result in dilution of less than 3%.


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